          Exhibit 10.5

SUMMARY of OFFICER and DIRECTOR COMPENSATION

The Employment Agreement in Exhibits 7 & 8 of this report is the only written contractual compensation arrangement the Company has with any of its Directors and Executive Officers.

During 2022, the Company’s Chief Executive and Principal Financial Officer (the Company’s “Named Executive Officers”) are scheduled to receive the following compensation from the Company:

Compensation Arrangement	2022 Scheduled Amount
Base salary	$ 156,000 (CEO); $113,000 (PFO)
401(k) matching contributions	6,408 (maximum)
Section 125 plan matching contributions (1)	500 (maximum)
Management bonus	will be determined at year-end
Pet health benefits (1)	500 (maximum)
Family medical benefits (1)	will depend on future events
Travel expense reimbursement (2)	5,000 (CEO); 500 (PFO)

During 2022, the Company’s Directors are scheduled to receive the following compensation from the Company:

Compensation Arrangement	Ernst Hoyer	Barbara Payne	James Beeson	Paul Richins
Base	$ 28,000	$ 28,000	$ 28,000	$28,000
Executive Committee	4,000	-	-	-
Audit Committee Chairman	4,000	-	-	-
Travel Expense Reimbursement (2)	250	450	400	50

(1)   CEO and PFO participate on the same basis as other eligible employees.

(2)   Estimated 2022 travel expenses on behalf of UTMD business.  The Company reimburses its employees and directors for authorized business expenses.